                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made this 3rd day of November, 2000, by and among PITT-DES MOINES, INC., a Pennsylvania corporation, hereinafter referred to as "Shareholder," DAVID L. LONG, hereinafter referred to as "Buyer," CANDRAFT DETAILING INC., a British Columbia, Canada corporation, hereinafter referred to as "Candraft," and PDM STROCAL, INC., a Pennsylvania corporation, hereinafter referred to as "Strocal" and together with Candraft sometimes hereinafter referred to as the "Corporations." In this Agreement, Shareholder and the Corporations are sometimes collectively referred to as the "Selling Parties."

                                R E C I T A L S

     Shareholder has represented that it owns all the issued and outstanding capital stock of each of the Corporations. Buyer desires to purchase from Shareholder, and Shareholder desires to sell to Buyer, all the issued and outstanding capital stock of Strocal (the "Strocal Shares") and all of the issued and outstanding capital stock of Candraft (the "Candraft Shares" and together with the Strocal Shares, the "Shares"). Each of the Corporations desires that this transaction be consummated. In consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

                   ARTICLE 1:   PURCHASE AND SALE OF SHARES

     1.1 SALE AND TRANSFER OF SHARES. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined herein), Shareholder will transfer, sell, assign and convey the Shares to Buyer, and Buyer will purchase the Shares from Shareholder. The parties acknowledge that, one day prior to the Closing (as defined herein), the Corporations will transfer and assign to Shareholder, and Shareholder will accept from the Corporations, their respective accounts receivable, including retentions, as well as all rights to the name "PDM Strocal, Inc." (and, therefore, such assets will not be assets of the Corporations at the time of the transfer of the Shares to Buyer).

     1.2 CONSIDERATION FROM BUYER AT CLOSING. As consideration for the transfer of the Shares to Buyer, in accordance with the provisions of this Agreement, Buyer shall deliver to Shareholder payment in immediately available funds equal to the Adjusted Net Book Value (as defined herein) of the Corporations as of August 31, 2000 (the "Actual Purchase Price"). "Adjusted Net Book Value" of an entity as of any date means the book value of such entity as derived from its balance sheet as of such date less such entity's accounts receivable, including retentions, on such balance sheet.

     1.3 DETERMINATION AND PAYMENT OF PURCHASE PRICE. At Closing, the Buyer shall pay to Shareholder Eighteen Million Seven Hundred Seventy Seven Thousand Four Hundred Sixty Seven dollars ($US 18,777,467), which is equal to the Adjusted Net Book Value plus the amount of collections through October 30, 2000 on accounts receivable outstanding of the Corporations
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as of August 31, 2000 based on the Corporations' unaudited balance sheet as of such date, a copy of which is attached as Exhibit A hereto.

                   ARTICLE 2: REPRESENTATIONS AND WARRANTIES

   2.1 SHAREHOLDER REPRESENTATIONS AND WARRANTIES. Shareholder represents and warrants that:

     2.1.1 Strocal is a corporation duly organized, validly existing, and in good standing under the laws of Pennsylvania; is duly qualified to do business in Pennsylvania; and is in good standing in California.

     2.1.2 Candraft is a corporation duly organized, validly existing, and in good standing under the laws of British Columbia, Canada; is duly qualified to do business in British Columbia, Canada; and is in good standing in all jurisdictions in which the nature of its business or the ownership of its property makes such registration necessary, except where the failure to register would not reasonably be expected to have a material adverse effect.

     2.1.3 The authorized capital stock of Strocal consists of 1,000 shares of common stock, having a par value of $1.00 per share, of which 1,000 shares are issued and outstanding. All of the Strocal Shares are validly issued, fully paid and nonassessable, and such shares have been so issued in full compliance with all securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Strocal to issue or to transfer from treasury any additional shares of its capital stock of any class.

     2.1.4 The authorized capital stock of Candraft consists of: 15,000 common shares, having no par value, of which 10,000 shares are issued and outstanding; 1,000,000 first preferred shares, having a par value of $0.10 per share, of which 500 shares are issued and outstanding; and 1,000,000 second preferred shares, having a par value of $0.01 per share, of which 2,000 shares are issued and outstanding. All of the Candraft Shares are validly issued, fully paid, and nonassessable, and such shares have been so issued in full compliance with all federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Candraft to issue or to transfer from treasury any additional shares of its capital stock of any class.

     2.1.5 Shareholder is the owner, beneficially and of record, of all the Shares free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. Shareholder has full power to transfer the Shares to Buyer.

     2.1.6 The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (1) a breach of any term or provision of this Agreement applicable to Shareholder, the Shares or either of the Corporations; (2) a default or an event that, with notice, lapse of time, or both, would be a default, breach or violation of the articles of incorporation or bylaws of either of the Corporations or any lease, license, promissory note, conditional sales contract, commitment, mortgage, indenture, deed of trust or other agreement, instrument, or arrangement to which Shareholder is a party or by which it or its property is bound and which would have a material adverse effect on the Shareholder; (3) an

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event that would permit any party to terminate any material agreement of the
Shareholder or to accelerate the maturity of any indebtedness or other obligation of the Shareholder; or (4) the creation or imposition of any lien, charge, or encumbrance on any of the properties of the Shareholder, including the Shares.

     2.1.7 The Selling Parties have the right, power, legal capacity, and authority to enter into and perform their respective obligations under this Agreement and no approvals or consents of any governmental agency is necessary in connection with it. The execution and delivery of this Agreement by the Corporations has been duly authorized by all necessary corporate action.

     2.1.8 Selling Parties have furnished or made available to Buyer for his examination: (1) copies of the articles of incorporation and bylaws of each Corporation; (2) the minute book of each Corporation containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders and boards of directors of each Corporation; (3) all permits, orders, and consents issued by any governmental entity with respect to either Corporation or any security of either Corporation, and all applications for such permits, orders and consents; and (4) the stock transfer books of each Corporation setting forth all transfers of corporate stock.

     2.1.9 None of the warranties made by Shareholder or the Corporations, or made in any certificate or memorandum furnished or to be furnished by any of them or in their behalf, contains or will contain any untrue statements of a material fact, or omits to state any material fact necessary to make the statements true.

   2.2 BUYER REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Shareholder that:

     2.2.1 The consummation of the transactions contemplated by this Agreement will not result in or constitute a breach of any term or provision of this Agreement applicable to Buyer.

     2.2.2 The Buyer has the right, power, legal capacity, and authority to enter into and perform his obligations under this Agreement and each other agreement to be executed in connection herewith, and no approvals or consents of any governmental agency is necessary in connection therewith. There is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened, which questions the legality or validity of these transactions.

     2.2.3 The Buyer has the funds necessary to consummate the transactions as contemplated by this Agreement and sufficient working capital to operate the business conducted by the Corporations and to pay their bills when due. The transactions contemplated hereby will not render the Corporations insolvent.

     2.2.4 The Person (as that term is defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated pursuant thereto (the "HSR Act")) in which the Buyer is included for purposes of the HSR Act: (i) does not have total assets of $10,000,000 or more as determined under the HSR Act, and (ii) does not have annual net sales of $10,000,000 or more as determined under the HSR Act.

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     2.2.5 None of the warranties made by Buyer, or made in any certificate or memorandum furnished or to be furnished by Buyer or in his behalf, contains or will contain any untrue statements of a material fact, or omits to state any material fact necessary to make the statements true.

            ARTICLE 3: SELLING PARTIES' OBLIGATIONS BEFORE CLOSING

   3.1 BUYER'S ACCESS TO PREMISES AND INFORMATION. Buyer and his counsel, accountants, and other representatives will have full access to all properties, books, accounts, records, contracts, and documents of or relating to each of the Corporations. The Selling Parties will furnish or cause to be furnished to Buyer and his representatives all data and information concerning the business, finances, and properties of Corporation that may reasonably be requested.

   3.2 NO CHANGE IN CORPORATE STRUCTURE. Neither of the Corporations will: (1) amend its articles of incorporation or bylaws; (2) issue any shares of its capital stock; (3) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued or transferred from treasury; or (4) agree to do any of the acts listed above.

   3.3 TRUE WARRANTIES AS OF CLOSING DATE. All warranties of Selling Parties set forth in this Agreement will also be true on the Closing Date as if made on that date, except to the extent that any of them are made as of a prior date or may become untrue because of events beyond the control of Selling Parties, who are unable to make them true as of the Closing Date despite all commercially reasonable efforts to do so.

                 ARTICLE 4: BUYER'S OBLIGATIONS BEFORE CLOSING

   4.1 TRUE WARRANTIES AS OF CLOSING DATE. All warranties of Buyer set forth in this Agreement will also be true on the Closing Date as if made on that date, except to the extent that any of them are made as of a prior date or may become untrue because of events beyond the control of Buyer, who is unable to make them true as of the Closing Date despite all commercially reasonable efforts to do so.

            ARTICLE 5: CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

   5.1 CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligations of Buyer to purchase the Shares under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 5. Buyer may waive any or all of these conditions in whole or in part without prior notice.

     5.1.1 PERFORMANCE OF SELLING PARTIES. Selling Parties must have performed, satisfied, and complied with in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them by the Closing Date.

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     5.1.2 ACCURACY OF SELLING PARTIES' WARRANTIES. Except as otherwise permitted in this Agreement, all warranties made by each of the Selling Parties in this Agreement, or in any written statement that will be delivered to Buyer by any of them under this Agreement, must be true in all material respects on the Closing Date as though made at that time.

     5.1.3 CORPORATE APPROVAL. The execution and delivery of this Agreement by each Corporation and the performance of its respective covenants and obligations under it will have been duly authorized by all necessary corporate action, and Buyer will have received copies of all resolutions pertaining to that authorization, certified respectively by the secretary of each Corporation.

     5.1.4 CORPORATE RESIGNATIONS. Selling Parties will have delivered to Buyer, except as otherwise requested by Buyer, the written resignations of all the officers and directors of each Corporation, and will cause any other action to be taken with respect to these resignations that Buyer may reasonably request.

        ARTICLE 6: CONDITIONS PRECEDENT TO SELLING PARTIES' PERFORMANCE

   6.1 CONDITIONS PRECEDENT TO SELLING PARTIES' PERFORMANCE. The obligations of Shareholder to sell and transfer the Shares under this Agreement are subject to satisfaction, at or before the Closing, of all of the following conditions. Shareholder may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition will constitute a waiver by Shareholder of any of its other rights or remedies, at law or in equity, if Buyer should be in default of any of its representations, warranties, or covenants under this Agreement.

     6.1.1 ACCURACY OF BUYER'S REPRESENTATIONS. All representations and warranties made by Buyer in this Agreement or in any written statement delivered by Buyer under this Agreement shall be true on and as of the Closing Date.

     6.1.2 BUYER'S PERFORMANCE. Buyer shall have performed and complied with all covenants and agreements and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy before or at Closing.

                            ARTICLE 7: THE CLOSING

   7.1 TIME AND PLACE OF CLOSING; CLOSING DATE. The purchase and sale of the Shares (the "Closing") will take place at the offices of PDM Strocal, Inc. at 10:00 a.m. local time, on November 3, 2000, or at such other time and place as the Buyer and Shareholder may agree in writing (the "Closing Date"). The time of the Closing Date may be extended as agreed upon in writing by the parties hereto.

   7.2 SELLING PARTIES' OBLIGATIONS AT CLOSING. At the Closing, Shareholder shall deliver to Buyer the following instruments, in form and substance satisfactory to Buyer and its counsel:

     7.2.1 DELIVERY OF SHARES. A certificate or certificates representing the Shares, registered in the name of the Shareholder, duly endorsed by Shareholder for transfer or accompanied by an assignment of the Shares duly executed by Shareholder. On submission of

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such certificate or certificates to each respective Corporation for transfer, such Corporation will issue to Buyer a certificate representing the Shares, registered in the Buyer's name.

     7.2.2 DELIVERY OF CORPORATE DOCUMENTS AND SEAL. The stock books, stock ledgers, minute book and corporate seal of Corporation.

     7.2.3 LOAN AGREEMENT. A loan agreement, substantially in the form attached hereto as Exhibit B, pursuant to which the Shareholder agrees to loan certain funds to Buyer on the terms and conditions set forth therein (the "Loan Agreement").

     7.2.4 SERVICES AGREEMENT. A services agreement, substantially in the form attached hereto as Exhibit C, whereby the Shareholder agrees to provide certain services to Buyer and each of the Corporations on the terms and conditions set forth therein (the "Services Agreement").

     7.2.5 GUARANTY AGREEMENT. A guaranty, substantially in the form attached hereto as Exhibit D, whereby Buyer guarantees payment to Shareholder of accounts receivable of Strocal on the terms and conditions set forth therein (the "Guarantee Agreement").

     7.2.6 USE OF CORPORATE NAME. The Shareholder shall license to Buyer and Strocal for no additional consideration the use of the name "PDM Strocal, Inc." for a period of twelve (12) months from the Closing Date. It is hereby agreed between the parties that Buyer shall, within the twelve (12) month period referenced herein, amend the articles of incorporation of the Corporation to reflect a name change acceptable to Buyer.

   7.3 BUYER'S OBLIGATIONS AT CLOSING. At Closing, Buyer shall deliver to Shareholder the following:

     7.3.1 The Actual Purchase Price, less the amount loaned to Buyer under the Loan Agreement, payable by wire transfer of immediately available funds to a bank designated in writing by the Shareholder.

     7.3.2 The Guaranty Agreement;

     7.3.3 The Loan Agreement and related note and pledge agreement; and

     7.3.4 The Services Agreement.

              ARTICLE 8: SHAREHOLDER'S OBLIGATIONS AFTER CLOSING

   8.1 SERVICES TO BE PROVIDED TO BUYER/CORPORATIONS BY SHAREHOLDER. Pursuant to, in accordance with and subject to the Services Agreement, for a period of six (6) months following the Closing Date, Shareholder agrees to make available, upon either Corporation's reasonable request, such internal auditing, financial, legal and related headquarters' services as previously provided by Shareholder to the Corporations; provided, however, any such services provided shall be at no expense to Shareholder.

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   8.2 SHAREHOLDER'S INDEMNITY. Shareholder shall indemnify and hold harmless
Buyer against and in respect of all claims, losses, expenses, costs, obligations, and liabilities Buyer may incur by reason of Shareholder's breach of or failure to perform any of its representations, warranties, commitments or covenants in Sections 2.1.1 through 2.1.5 and Section 7.2.1 of this Agreement. Except as provided in this Section 8.2 and Section 11.1, all representations, warranties, commitments or covenants of Shareholder shall terminate as of and shall not survive the Closing Date.

   8.3 ACCESS TO INFORMATION. Shareholder will make such books and records available to Buyer from time to time after the Closing Date, upon reasonable notice, for the purpose of making copies of or extracts therefrom in connection with tax, auditing, financial or legal matters or similar corporate purposes associated with the Corporations.

   8.4 ACCOUNTS RECEIVABLE PAYMENT. In the event that Shareholder receives any funds from any third party that are properly payable to Buyer, Shareholder shall promptly remit such funds to Buyer.

                 ARTICLE 9: BUYER'S OBLIGATIONS AFTER CLOSING

   9.1 BUYER'S INDEMNIFICATION. Buyer will indemnify and hold harmless Shareholder and its officers, directors, employees and agents from, against and in respect of any and all liabilities of the Corporations or liabilities otherwise relating to the business of the Corporations.

   9.2 ACCESS TO INFORMATION. Buyer will retain all books and records relating to the business of the Corporations (and which are to be transferred by the Selling Parties to Buyer hereunder) in accordance with their record retention policies as in effect from time to time and, if available, will make such books and records available to Shareholder from time to time, upon reasonable notice, for the purpose of making copies of or extracts therefrom in connection with tax, auditing, financial or legal matters or similar corporate purposes. Notwithstanding the preceding sentence, during the seven (7) year period beginning on the Closing Date, Buyer shall not dispose of or knowingly permit the disposal of any such books and records without first giving sixty (60) day's prior written notice to Shareholder offering to surrender the same to Shareholder.

   9.3 ACCOUNTS RECEIVABLE PAYMENT. In the event that Buyer receives any funds from any third party that are properly payable to Shareholder, Buyer shall promptly remit such funds to Shareholder.

                             ARTICLE 10: PUBLICITY

   10.1 PUBLICITY. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement will be jointly planned and coordinated by and between Buyer and Selling Parties. No party will act unilaterally in this regard without the prior written approval of the others; however, this approval will not be unreasonably withheld.

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                               ARTICLE 11: COSTS

   11.1 FINDER'S OR BROKER'S FEES. Each party represents and warrants that it has dealt with no broker or finder in connection with any transactions contemplated by this Agreement, and, as far as it knows, that no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions except that Shareholder is obligated to pay certain fees to Tanner & Co., Inc. and hereby indemnifies Buyer and the Corporations from any liability in connection therewith.

                     ARTICLE 12: MISCELLANEOUS PROVISIONS

   12.1 EFFECT ON HEADINGS. The subject headings of the paragraphs and subparagraphs of this Agreement are included for convenience only and will not affect the construction or interpretation of any of its provisions.

   12.2 ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement and the documents executed in connection therewith constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

   12.3 NOTICES. Notices provided for by this Agreement shall be in writing, and will be effective when hand delivered or delivered by facsimile (confirmed by the recipient), the business day following the day sent by overnight courier service, or five days after being sent by certified U.S. mail, postage prepaid, return receipt requested, in each case to the following addresses:

 If to PDM, Strocal or Candraft:                 If to Long:

      1450 Lake Robbins Drive, Suite 400              2324 Navy Drive
      The Woodlands, Texas 77380                      Stockton, CA 95206
      Attn:  Richard A. Byers, Vice President,        Attn: David Long, President
       Finance
      Facsimile:  (281) 765-4602                      Facsimile: (209) 948-2242

with a required copy to:                         with a required copy to:

Buchanan Ingersoll Professional Corporation      Hakeem, Ellis, Simonelli & Marengo
One Oxford Centre, 20th Floor                    2800 West March Lane
301 Grant Street                                 Suite 200
Pittsburgh, PA  15219                            Stockton, CA 95219-8218
Attn:  Ronald Basso                              Attn: Albert M. Ellis
Facsimile:  (412) 562-1041                       Facsimile: (209) 474-3654

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

or to such other address(es) or person(s) as the parties may hereafter designate to the other in writing.

   12.4 INFORMATION TO BE HELD CONFIDENTIAL. Buyer and Selling Parties have provided each other with certain information and with access to all pertinent records and properties of Buyer and Selling Parties in order to complete analysis of the obligations each will be assuming under this Agreement. Selling Parties and Buyer agree that each of the Selling Parties and Buyer will hold in strict confidence, and will not, without the prior written consent of the other, or except as otherwise required by law (based on advice of counsel) disclose and/or use the confidential information in any manner whatsoever, in whole or in part, directly or indirectly, for any purpose other than evaluating the transaction contemplated by this Agreement. If the transactions contemplated by this Agreement are not consummated, Selling Parties and Buyer agree that all information and analysis obtained by each of them will be destroyed.

   12.5 CHOICE OF LAW. This Agreement shall be governed by and construed under the laws of the State of California, irrespective of such state's choice of law principals.

              REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

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

This Stock Purchase Agreement is executed as of the day and year first written above.

SHAREHOLDER:                            STROCAL:

PITT-DES MOINES, INC.,                  PDM STROCAL, INC.,
a Pennsylvania corporation              a Pennsylvania corporation


By:                                     By:
   ----------------------------            ----------------------------------
      Authorized Officer                        Authorized Officer

                                        CANDRAFT:

                                        CANDRAFT DETAILING, INC.,


                                        By:
                                           ----------------------------------
                                                Authorized Officer

BUYER:


--------------------------
    David L. Long

                                List of Exhibits


          Exhibit A - Consolidated Balance Sheet

          Exhibit B - Form of Loan Agreement

          Exhibit C - Form of Services Agreement

          Exhibit D - Form of Guaranty Agreement


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